ADVISORY SERVICES AGREEMENT

This Advisory Services Agreement (this “Agreement”) is made and entered into as of August 24, 2026, (the “Effective Date”), by and between StimCell Energetics Inc. (the “Company”), and Stonegate Capital Markets, Inc., a Texas corporation (“Stonegate”).

WHEREAS the Company desires to retain Stonegate as its non-exclusive Advisor (its “Advisor”) and Stonegate is willing to act in such capacity, in each case subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and Stonegate (each a “Party” and collectively, the “Parties”) hereby agree as follows:

1.RETENTION OF STONEGATE; SCOPE OF SERVICES

(a)Subject to the terms and conditions set forth herein, the Company hereby retains Stonegate to act as its Advisor to the Company during the Contract Period (as defined below), and Stonegate hereby agrees to be so retained.

(b)During the Contract Period, as the Advisor to the Company, Stonegate will have the right to identify for the Company prospective purchasers (collectively, the “Purchasers” or “Investors”, and each individually, a “Purchaser” or “Investor”) in one or more transactions (each, a “Transaction” or collectively, the “Transactions”) of assets, property, or rights owned by the Company and debt and/or equity securities to be issued by the Company, the type and dollar amount being as mutually agreed to by the Parties (collectively, the “Assets”).

(c)Stonegate will act on a best-efforts basis and will have no obligation to purchase any of the Assets offered in the transaction. During the Contract Period, Stonegate shall have the right to arrange for all Purchasers, including without limitation the right to identify potential Purchasers of the Assets. All sales of Assets in Transaction shall be subject to the approval of the Company, which approval may be withheld in the Company’s sole discretion.

(d)The Company shall keep confidential this Agreement and the terms of this Agreement, as well as all exhibits and attachments hereto, if any.  Additionally, the Company shall keep confidential all information and documents provided to the Company by Stonegate, including, but not limited to, the identity of any potential Investor Contacts, and the contents of any term sheet, solicitation, investor list, investor indication of interest, road show list, and any similar document.

(e)The terms and provisions of this Section specifically shall survive the Contract Period.

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2.DESCRIPTION OF SERVICES TO BE PROVIDED

Stonegate shall act as to be the Company’s non-exclusive Advisor, to market the Company to Stonegate Investor Targets (“Investor Targets”). Stonegate shall submit Investor and Strategic Targets to the Company for prior approval before marketing. The Company shall provide Stonegate with all relevant due diligence materials and requests. The Marketing Materials shall be prepared by Stonegate and the Company collectively, which will be used by Stonegate and shall consist of a combination of: One-Page Teaser, Confidential Information Memorandum (“CIM”), Power Point Presentation, Financial Models, a Non-Disclosure Agreement (“NDA”), collectively, the (“Marketing Materials”). Stonegate shall provide the following Marketing Services:

oSponsor and manage the Virtual Data Room (VDR) for investor access under NDA

oPrepare and submit a target list of venture capital firms, private equity firms, family offices and strategic investors (Investor Targets) for Company approval

oPrepare email to be sent to Investor Targets and approved by the Company

oAnswer Investor Target’s questions and facilitate investor data requests

oArrange Investor Target calls with Stonegate and the Company

oProcess and execute NDAs with Investor Targets

oProvide Investor Target’s who execute NDA’s access to the Virtual Data Room

oFacilitate Investor Target due diligence requests

oProvide Investor Targets with timeline and deadlines for submitting Indications of Interest (IOIs), Letters of Intent (LOI’s) or term sheets

oEvaluate and negotiate Investor Target’s IOIs, LOI’s and term sheets

oProvide Company periodic reports on Investor Target status

3.FEES AND EXPENSES

(a)As compensation for services rendered by Stonegate in connection with any Transaction, the Company agrees to pay Stonegate a fee (the “Advisory Fee”) as a percentage of the Gross Proceeds (as defined below). The Advisory Fee shall be paid immediately upon the closing of the Transaction by the Company.  The Company agrees to pay Stonegate an Advisory Fee from the Gross Proceeds from any sale of Assets of the Company to any of the Purchasers which have: executed a Non-Disclosure Agreement with Stonegate and/or the Company; or Stonegate’s direct introductions through a virtual call or an in-person meeting (collectively, “Stonegate Contacts”). If Company has any communications or negotiations with any Stonegate Contact, the Company shall promptly notify Stonegate in writing that the Company is continuing communications with Stonegate Contact.

Advisory Fee Schedule:

▪For the first $5 million of transaction value, the fee is 7%

▪For the next $5 million (i.e., $5 million to $10 million), the fee is 6%

▪For the next $10 million (i.e., $10 million to $20 million), the fee is 5%

▪For the next $20 million (i.e., $20 million to $40 million), the fee is 4%

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▪For any value above $40 million, (i.e., $40 million to $100 million), the fee is 2%

▪For any value above $100 million, the fee is 1%

The above amounts are cumulative.

(b)“Gross Proceeds” shall mean and include the total value of any and all consideration paid to or received by, or to be paid to or to be received by, the Company or any of its related parties from any Transaction, including but not limited to:  all assets, cash, rights, securities, the repurchase or buy-out of any options or warrants, any agreements or other property, funds held in escrow, rolls of equity into another company, any equity roll over, future earn-outs, future payments, payments made in installments, delayed payments, deferred payments based on the performance of the Company, earn-outs, and any and all other consideration, including without limitation, any contingent, earned or other consideration, paid or payable (including amounts paid into escrow), directly or indirectly, in connection with a Transaction.  As to portions of the Gross Proceeds that are paid to or received by the Company at a future date (such as future rolls of equity into another company, future earn-outs, future payments, delayed payments, etc.), that consideration shall be included in the Gross Proceeds and the portion of the Advisory Fee owed to Stonegate shall be due and payable to Stonegate on the date of Company’s receipt of that consideration or the date of that event.

(c) The Advisory Fee shall be paid immediately upon the closing of the Transaction by the Company.  The Company agrees to pay Stonegate an Advisory Fee from the Gross Proceeds from any sale of Assets of the Company to any of the Purchasers with Stonegate Contacts.

(d)After the first Transaction in which a Stonegate Contact participates, if the same Stonegate Contact, or a related entity, participates in a subsequent sale of Assets in the Transaction by Company, then Stonegate shall be compensated in accordance with this Section.  However, Stonegate’s rights to future participation by a Stonegate Contact shall be limited to: (i) all Transactions closing within five (5) years from the date of the first Transaction by Company in which the Stonegate Contact participated; or, (ii) the next two Transactions by Company in which the Stonegate Contact participates, regardless as to the date of said Transaction. Company shall notify Stonegate of any financial commitment made to the Company, in any manner, by any and all Stonegate Contacts.  Said notice shall be made by Company within five (5) days of any commitment by a Stonegate Contact.  Company’s obligations pursuant to this Section specifically survive the termination of this Agreement.

(e)The Company shall promptly reimburse Stonegate for all pre-approved out-of-pocket expenses incurred by Stonegate and its directors, officers and employees in connection with the performance of Stonegate’s services under this Agreement.

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(f)The fees payable to Stonegate under this Agreement are separate from and do not include fees that may be charged by or owed to other entities, as agreed to by the Company.

(g)Upon written notice to Company, Stonegate may assign payment of the Advisory Fee, and any other sums owed pursuant to this Agreement, to a third party and Company shall make all payments directly to said third party.

(h)The obligations of the Parties under this Section shall survive the termination of this Agreement for any reason.

4.CONTRACT PERIOD AND TERMINATION

(a)Stonegate shall act as the Company’s Advisor under this Agreement for a period commencing on the Effective Date and remain in effect until the termination of this Agreement. Unless Company notifies Stonegate in writing prior to the end the termination of the Agreement. it shall be deemed that the Company has elected to extend the Contract Period and continue receiving the ongoing Marketing Services provided by Stonegate, as described herein.  This Agreement may be cancelled and terminated by either party upon thirty (30) days written notice to the other party at any time after the initial 3-month contract period.

(b)Upon termination, neither party will have any further obligation under this Agreement, except as provided in Sections 3, 4, 8, 9, 10, 11, and 12 hereof.

5.REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The representations and warranties of the Company made to the Purchasers are hereby deemed made by the Company directly to Stonegate as though set forth in full herein.  The company represents and warrants that it has full power and authority to enter into this Agreement and to perform its obligations hereunder.  This Agreement is enforceable against the Company in accordance with its terms, subject to applicable laws governing bankruptcy, insolvency and creditors’ rights generally.  The Agreement does not conflict with, violate, cause a default, right of termination, or acceleration (whether through the passage of time or otherwise) under any contract, agreement, or understanding binding upon the Company or any subsidiary of the Company.

6.COVENANTS OF THE COMPANY

The Company covenants and agrees as follows:

(a)Any and all filings and documents required to be filed in connection with or as a result of the Transaction pursuant to federal and state securities laws are the responsibility of the Company and will be filed by the Company.

(b)Any press release to be issued by the Company announcing or referring to any Transaction in which Stonegate serves as the Advisor agent shall be subject to the prior review of Stonegate, and each such press release shall, at the request of Stonegate, identify Stonegate as the Advisor. Stonegate shall be permitted to publish a tombstone or similar advertisement upon completion of each Transaction identifying itself as the Company’s Advisor with respect thereto.  This Agreement

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shall not be filed publicly by the Company without the prior written consent of Stonegate, unless required by applicable law or regulation.

(c)Regulation D Rule 506(c) Offering: The Company acknowledges and agrees that, in connection with Stonegate Capital Markets, Inc.’s services under this Agreement, Stonegate may market the Company and/or the proposed financing transaction to a broad network of prospective accredited investors, including private equity firms, venture capital firms, family offices, high-net-worth investors, strategic investors, and other institutional capital sources. The Company further acknowledges that such outreach may include broad investor communications, electronic communications, investor presentations, online materials, and other marketing activities that may constitute general solicitation or general advertising under applicable securities laws.

Accordingly, unless otherwise agreed in writing by Stonegate and the Company, the Company agrees that any securities offering conducted in connection with Stonegate’s capital raising activities shall be structured and conducted pursuant to Rule 506(c) of Regulation D under the Securities Act of 1933, rather than Rule 506(b) of Regulation D. The Company acknowledges that Rule 506(c) permits general solicitation and general advertising, provided that all purchasers in the offering are accredited investors and the Company takes reasonable steps to verify each purchaser’s accredited investor status.

The Company shall be responsible for filing Form D with the Securities and Exchange Commission and making all applicable state blue-sky notice filings, unless otherwise agreed in writing. The Company shall provide Stonegate with copies or evidence of such filings promptly following submission.

7.FURNISHING OF COMPANY INFORMATION; CONFIDENTIALITY

(a)In connection with Stonegate’s activities hereunder on the Company’s behalf, the Company shall furnish Stonegate with all reasonable information concerning the Company and its operations that Stonegate deems necessary or appropriate (the “Company Information”) and shall provide Stonegate with reasonable access to the Company’s books, records, officers, directors, employees, accountants and counsel.  The Company acknowledges and agrees that, in rendering its services hereunder, Stonegate will be using and relying upon the Company Information without independent verification thereof or independent appraisal of any of the Company’s assets and may, in its sole discretion, use additional information contained in public reports or other information furnished by the Company or third parties.

(b)Stonegate agrees that the Company Information will be used solely for the purpose of performing its services hereunder.  Subject to the limitations set forth in subsection (c) below, Stonegate will keep the Company Information provided hereunder confidential and will not disclose such Company Information or any portion thereof, except (i) to a third party contacted by Stonegate on behalf of, and with the prior approval of, the Company pursuant hereto who has agreed to be bound by a confidentiality agreement satisfactory in form and substance to the

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Company, or (ii) to any other person for which the Company’s consent to disclose such Company Information has been obtained.

(c)Stonegate’s confidentiality obligations under this Agreement shall not apply to any portion of the Company Information which (i) at the time of disclosure to Stonegate or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by Stonegate in violation of this Agreement); (ii) was available to Stonegate on a non-confidential basis from a source other than the Company, provided that such source is not and was not bound by a confidentiality agreement with the Company; (iii) has been independently acquired or developed by Stonegate without violating any of its obligations under this Agreement; or (iv) the disclosure of which is legally compelled (whether by deposition, interrogatory, request for documents, subpoena, civil or administrative investigative demand or other similar process).  In the event that Stonegate becomes legally compelled to disclose any of the Company Information, Stonegate shall provide the Company with prompt prior written notice of such requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement.

(d)The obligations of the Parties under this Section shall survive the termination of this Agreement for 12 months.

8.INDEMNIFICATION

(a)The Company agrees to indemnify and hold Stonegate harmless from and against any and all losses, claims, damages or liabilities (or actions, including securityholder actions, in respect thereof) related to or arising out of Stonegate’s engagement hereunder or its role in connection herewith, and will reimburse Stonegate for all reasonable expenses (including reasonable costs, expenses, awards and counsel fees and/or judgments) as they are incurred by Stonegate in connection with investigating, preparing for or defending any such action or claim, whether or not in connection with pending or threatened litigation in which Stonegate is a party.  The Company will not, however, be responsible for any claims, liabilities, losses, damages or expenses which are finally judicially determined to have resulted primarily from the bad faith, gross negligence or willful misconduct of Stonegate.  The Company also agrees that Stonegate shall not have any liability to the Company for or in connection with such engagement, except for any such liability for losses, claims, damages, liabilities or expenses incurred by the Company that result primarily from the bad faith, gross negligence or willful misconduct of Stonegate.  In the event that the foregoing indemnity is unavailable (except by reason of the bad faith or gross negligence of Stonegate), then the Company shall contribute to amounts paid or payable by Stonegate in respect of its losses, claims, damages and liabilities in such proportion as appropriately reflects the relative benefits received by, and fault of, the Company and Stonegate in connection with the matters as to which such losses, claims, damages or liabilities relate, and other equitable considerations.  The foregoing shall be in addition to any rights that Stonegate may have at common law or otherwise and shall extend upon the same terms to and inure to the benefit of any director, officer, employee, agent or controlling person of Stonegate.  The Company hereby consents to personal

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jurisdiction, service and venue in any court in which any claim which is subject to this agreement is brought against Stonegate or any other person entitled to indemnification or contribution under this subsection (a).

(b)Stonegate agrees to indemnify and hold the Company harmless from and against any and all losses, claims, damages or liabilities (or actions, including securityholder actions, in respect thereof) which are finally judicially determined to have resulted primarily from the bad faith, gross negligence or willful misconduct of Stonegate, and will reimburse the Company for all reasonable expenses (including reasonable costs, expenses, awards and counsel fees and/or judgments) as they are incurred by the Company in connection with investigating, preparing for or defending any such action or claim, whether or not in connection with pending or threatened litigation in which the Company is a party.  In the event that the foregoing indemnity is unavailable, then Stonegate shall contribute to amounts paid or payable by the Company in respect of its losses, claims, damages and liabilities in such proportion as appropriately reflects the relative benefits received by, and fault of, the Company and Stonegate in connection with the matters as to which such losses, claims, damages or liabilities relate, and other equitable considerations.  The foregoing shall be in addition to any rights that the Company may have at common law or otherwise and shall extend upon the same terms to and inure to the benefit of any director, officer, employee, agent or controlling person of the Company.  Stonegate hereby consents to personal jurisdiction, service and venue in any court in which any claim, which is subject to this agreement, is brought against the Company or any other person entitled to indemnification or contribution under this subsection (b).

(c)The obligations of the Parties under this Section shall survive the termination of this Agreement.

9.NON-CIRCUMVENTION

The Company hereby agrees that, for a period of two (2) years from the end of the Contract Period or other termination of this Agreement, the Company will not enter into any agreement, transaction or arrangement with a Stonegate Contact, any party, a potential Investor, (including their agents, principals and affiliates and the accounts and funds which they manage or advise) (collectively, the “Stonegate Contacts”), regardless of whether a transaction is consummated with such prospective purchasers, unless the Company pays Stonegate a fee equal to the Advisory Fee plus all other compensation due pursuant to this Agreement for Assets of the Company sold to Stonegate Contacts.  Upon termination of this Agreement Stonegate shall provide to Company a list of the Stonegate Contacts as of the date of termination of this Agreement which shall become Annex “A” to this Agreement.

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10.GOVERNING LAW

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS PROVISIONS THEREOF.

11.ARBITRATION

Stonegate and the Company will attempt to settle any claim or controversy arising out of this Agreement through consultation and negotiation in good faith and a spirit of mutual cooperation.  Any dispute which the parties cannot resolve may then be submitted by either party to binding arbitration in Dallas, Texas under the rules of the American Arbitration Association for resolution.  Nothing in this paragraph will prevent either party from resorting to judicial proceedings if (a) good faith efforts to resolve the dispute under these procedures have been unsuccessful or (b) interim relief from a court is necessary to prevent serious and irreparable injury.

12.NO WAIVER

The failure or neglect of any party hereto to insist, in any one or more instances, upon the strict performance of any of the terms or conditions of this Agreement, or waiver by any party of strict performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment in the future of such term or condition, but the same shall continue in full force and effect.

13.SUCCESSORS AND ASSIGNS

The benefits of this Agreement shall inure to the benefit of the Parties, their respective successors, assigns and representatives, and the obligations and liabilities assumed in this Agreement by the Parties shall be binding upon their respective successors and assigns.  This Agreement may not be assigned by Company without the express written consent of Stonegate, which consent shall not be unreasonably withheld.  This Agreement may be assigned by Stonegate to SRG Capital Partners, L.L.C. or Stonegate Capital Partners, Inc. upon written notice of said assignment from Stonegate to Company.

14.NOTICES

All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, recognized overnight delivery service, or facsimile (with copy by first class mail) as follows:

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If to the Company: Company Name: Contact Name: Company Address: Company/Contact Email:
If to Stonegate: Stonegate Capital Markets, Inc. 500 Crescent Court; Suite 370 Dallas, Texas 75201 Attention: Scott Griffith, CEO scott@stonegateinc.com

Either Party may change its address or facsimile number set forth above by giving the other Party notice of such change in accordance with the provisions of this Section. A notice shall be deemed given (a) if by personal delivery, on the date of such delivery, (b) if by certified mail, on the date shown on the applicable return receipt, (c) if by overnight delivery service, on the day after the date delivered to the service, or (d) if by facsimile, on the date of transmission.

15.NATURE OF RELATIONSHIP

The Parties intend that Stonegate’s relationship to the Company and the relationship of each director, officer, employee or agent of Stonegate to the Company shall be that of an independent contractor and not as an employee of the Company or an affiliate thereof.  Nothing contained in this Agreement shall constitute or be construed to be or create a partnership or joint venture between Stonegate and the Company or their respective successors or assigns.  Neither Stonegate nor any director, officer, employee or agent of Stonegate shall be considered to be an employee of the Company by virtue of the services provided hereunder.

16.MISCELLANEOUS

Stonegate’s obligations under this Agreement are subject to the following general conditions:

(a)All relevant terms, conditions, and circumstances relating to the Transaction will be reasonably satisfactory to Stonegate and its counsel.

(b)Stonegate reserves the right to solicit the assistance of outside dealers (“Dealers”) to assist in the offer and sale of the Transaction; provided, however, that any such Dealers agree in writing to be bound by the terms of the applicable Transaction. It is understood that Stonegate, in its sole discretion, shall be entitled to pay over to any such Dealers any portion of the compensation received by Stonegate hereunder.  The Company shall have no financial liability for any fees or expenses of any such Dealers.

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17.CAPTIONS

The Section titles herein are for reference purposes only and do not control or affect the meaning or interpretation of any term or provision hereof.

18.AMENDMENTS

No alteration, amendment, change or addition hereto shall be binding or effective unless the same is set forth in a writing signed by a duly authorized representative of each Party.

19.PARTIAL INVALIDITY

If it is finally determined that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision shall be replaced by a term or provision that is valid and enforceable and that comes as close as possible to expressing the intention of the invalid or unenforceable term or provision.

20.ENTIRE AGREEMENT

This Agreement embodies the entire agreement and understanding of the Parties and supersedes any and all prior agreements, arrangements and understandings relating to the matters provided for herein.

21.COUNTERPARTS; DIGITAL EXECUTION

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile transmission, by electronic mail in PDF format, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of an original Agreement for all purposes.  Signatures of the parties transmitted by facsimile or other electronic transmission or means shall be deemed to be original signatures for all purposes.  This provision specifically shall apply to all other documents to be executed by the parties to this Agreement, including notices, resolutions, consents, and other agreements.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above by duly authorized representatives of the Company and Stonegate.

/s/ David Jeffs By: David Jeffs Title: CEO
STONEGATE CAPITAL MARKETS, INC. /s/ Scott Griffith By: Scott Griffith Title: CEO

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